EXHIBIT 99.1

                         CORAL PALM PLAZA JOINT VENTURE

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 and 1996
                            Exhibit 99.1 (Continued)
                         CORAL PALM PLAZA JOINT VENTURE



List of Financial Statements

       Independent Auditors' Report

       Balance Sheets - December 31, 1998 and 1997

       Statements of Operations - Years Ended December 31, 1998, 1997 and 1996

       Statements of Changes in Partners' Capital - Years Ended December 31,
          1998, 1997 and 1996

       Statements of Cash Flows - Years Ended December 31, 1998, 1997 and 1996

       Notes to Financial Statements



                            Exhibit 99.1 (Continued)
                         CORAL PALM PLAZA JOINT VENTURE


                        Independent Auditors' Report

To the Partners
Coral Palm Plaza Joint Venture
Greenville, South Carolina



We have audited the accompanying balance sheets of Coral Palm Plaza Joint Venture (the "Partnership") as of December 31, 1998 and 1997, and the related statements of operations, changes in partners capital and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coral Palm Plaza Joint Venture as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                                   /s/ Imowitz Koenig & Co., LLP
                                                    Certified Public Accountants


New York, N.Y.
March 3, 1999



                            Exhibit 99.1 (continued)
                         CORAL PALM PLAZA JOINT VENTURE

                                 BALANCE SHEETS
                                 (in thousands)




                                                      December 31,
                                                    1998         1997
Assets

  Cash and cash equivalents                      $   702      $   427
  Other assets                                       523          652

  Investment Property:
    Land                                           1,980        1,980
    Building and related personal property         5,658        5,532
                                                   7,638        7,512
    Less accumulated depreciation                 (3,814)      (3,550)
                                                   3,824        3,962

                                                 $ 5,049      $ 5,041

Liabilities and Partners' Capital

  Accrued expenses and other liabilities         $   223      $   366



Partners' Capital:
  Century Pension Income Fund XXIII                3,212        3,111
  Century Pension Income Fund XXIV                 1,614        1,564
    Total partners' capital                        4,826        4,675

                                                 $ 5,049      $ 5,041
                 See Accompanying Notes to Financial Statements



                            Exhibit 99.1 (continued)
                         CORAL PALM PLAZA JOINT VENTURE

                            STATEMENTS OF OPERATIONS
                                 (in thousands)




                                            Years Ended December 31,
                                        1998          1997         1996
Revenues:
  Rental income                       $   951       $   706     $ 1,157
  Other income                             36            33          26
Total revenues                            987           739       1,183

Expenses:
  Operating                               378           380         357
  General and administrative               16             4          16
  Depreciation                            264           254         250
  Property taxes                          178           192         184
  Provision for impairment                 --         2,067          --
Total expenses                            836         2,897         807

Net income (loss)                     $   151       $(2,158)    $   376

Allocation of net income (loss):
Century Pension Income Fund XXIII     $   101       $(1,446)    $   252
Century Pension Income Fund XXIV           50          (712)        124




                                      $   151       $(2,158)    $   376
                 See Accompanying Notes to Financial Statements



                            Exhibit 99.1 (continued)
                         CORAL PALM PLAZA JOINT VENTURE

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                 (in thousands)






                                       Century Pension   Century Pension
                                      Income Fund XXIII  Income Fund XXIV   Total
Partners' capital at December 31, 1995    $ 4,231           $ 2,114       $ 6,345
Net income for the year ended
  December 31, 1996                           252               124           376

Contributions from partners                    74                38           112

Partners' capital at December 31, 1996      4,557             2,276         6,833

Net loss for the year ended
  December 31, 1997                        (1,446)             (712)       (2,158)

Partners' capital at December 31, 1997      3,111             1,564         4,675

Net income for the year ended
  December 31, 1998                           101                50           151

Partners' capital at December 31, 1998    $ 3,212           $ 1,614       $ 4,826

                 See Accompanying Notes to Financial Statements



                            Exhibit 99.1 (continued)
                         CORAL PALM PLAZA JOINT VENTURE

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                     Years Ended December 31,
                                                      1998     1997     1996
Cash flows from operating activities:
Net income (loss)                                   $   151  $(2,158) $   376
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Depreciation                                           264      254      250
 Amortization of lease commissions                       47       39       37
 Provision for impairment of value                       --    2,067       --
 Change in accounts:
   Other assets                                          82      (78)    (226)
   Accrued expenses and other liabilities              (143)    (102)     123
     Net cash provided by operating activities          401       22      560

Cash flows from investing activities:
 Property improvements and replacements                (126)     (53)    (477)
     Net cash used in investing activities             (126)     (53)    (477)

Cash flows provided by financing activities:
 Contributions received from partners                    --       --      112

Net increase (decrease) in cash and cash equivalents    275      (31)     195



Cash and cash equivalents at beginning of year          427      458      263

Cash and cash equivalents at end of year            $   702  $   427  $   458
                 See Accompanying Notes to Financial Statements



                            Exhibit 99.1 (continued)
                         CORAL PALM PLAZA JOINT VENTURE

                         Notes To Financial Statements

                               December 31, 1998


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: Coral Palm Plaza Joint Venture (the "Partnership") is a general partnership organized in 1987 under the laws of the State of California to acquire Coral Palm Plaza, a shopping center located in Coral Springs, Florida. The general partners are Century Pension Income Fund XXIII ("XXIII") and Century Pension Income Fund XXIV ("XXIV"), California limited partnerships affiliated through their general partners.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than 90 days. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

Tenant Security Deposits: The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in other assets. Deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

Leases: The Partnership leases certain commercial space to tenants under various lease terms. The leases are accounted for as operating leases in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases."

Some of the leases contain stated rental increases during their term. For leases with fixed rental increases, rents are recognized on a straight-line basis over the terms of the lease. This straight-line basis recognized approximately $6,000 and $28,000 more in rental income than was collected in 1998 and 1997, respectively. This amount will be collected in future years as cash collections under the terms of the leases exceed the straight-line basis of revenue recognition. For all other leases, minimum rents are recognized over the terms of the leases.

Investment Properties: The Partnership's investment property, which consists of one shopping center, is stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The Partnership had determined that Coral Palm Plaza with a carrying amount of $6,029,000 was impaired and wrote its value down by $2,067,000 to reflect its fair value at December 31, 1997 of $3,962,000.



Depreciation: Depreciation is computed by the straight-line method over estimated useful lives ranging from four to thirty-nine years for buildings and improvements and related personal property.

Deferred Leasing Commission: Leasing commissions, which are included in other assets, are deferred and amortized over the lives of the related leases, which range from one to eleven years. At December 31, 1998 and 1997 deferred leasing commissions totaled approximately $340,000 and $324,000 and accumulated amortization totaled approximately $150,000 and $104,000, respectively.

Net Income (Loss) Allocation: Net income (loss) is allocated based on the ratio of each partner's capital contribution to the Joint Venture.

Income Taxes: Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

Reclassification: Certain reclassifications have been made to the 1997 and 1996 balances to conform to the 1998 presentation.

NOTE B - RELATED PARTY TRANSACTIONS

During 1998 and 1997, the Partnership paid property management fees of approximately $34,000 and $31,000, respectively, to an affiliate of the general partners. These fees were allocated 66.67% to XXIII and 33.33% to XXIV, in accordance with the partnership agreement.

NOTE C - PROVISION FOR IMPAIRMENT OF VALUE



In December 1997, two significant tenants that had occupied 36,000 square feet (27% of leasable space) at Coral Palm Plaza moved out. The Partnership determined that, based on economic conditions at the time as well as projected future operational cash flows, a decline in value had occurred which was other than temporary. Accordingly, the property's carrying value was reduced to an amount equal to its estimated fair value and an impairment write down of $2,067,000 was recorded at December 31, 1997.

NOTE D - TERMINATION AGREEMENT WITH FORMER TENANT

In October 1995, the Partnership accepted a lease buy-out and termination agreement with a former tenant at the Partnership's property. The $300,000 termination payment, has been deferred and is being amortized into income on a straight-line basis over the remaining three years of the former tenant's lease. Management is currently attempting to re-lease the space.



NOTE E - REAL ESTATE AND ACCUMULATED DEPRECIATION

                               Initial Cost to Partnership
                                   (in thousands)

                                       Buildings        Net Cost Capitalized
                                      and Related    (written down) Subsequent
 Description   Encumbrances  Land  Personal Property       to Acquisition
                                                           (in thousands)

Coral Palm
Plaza            $    --   $ 5,009      $11,046               $(8,417)






                    Gross Amount at Which Carried
                        at December 31, 1998
                           (in thousands)

                           Buildings
                          and Related
                           Personal               Accumulated      Year of    Acquired  Depreciable
  Description     Land     Property      Total   Depreciation   Construction    Date     Life-Years
                                                (in thousands)
Coral Palm Plaza $1,980     $5,658      $7,638      $3,814          1985        1/87   4 to 39 Years

Reconciliation of Real Estate and Accumulated Depreciation (in thousands)

                                             Years Ended December 31,
                                           1998        1997        1996

Real Estate:
Balance at beginning of year             $ 7,512     $ 9,526     $ 9,049
  Property improvements                      126          53         477
  Allowance for impairment of value           --      (2,067)         --
Balance at end of year                   $ 7,638     $ 7,512     $ 9,526

Accumulated Depreciation:

Balance at beginning of year             $ 3,550     $ 3,296     $ 3,046
  Additions charged to expense               264         254         250
Balance at end of year                   $ 3,814     $ 3,550     $ 3,296




The aggregate cost of the real estate for Federal income tax purposes at December 31, 1998 and 1997, is approximately $17,224,000 and $17,098,000, respectively. Accumulated depreciation for Federal income tax purposes at December 31, 1998 and 1997, is approximately $4,034,000 and $3,678,000, respectively.



NOTE F - MINIMUM FUTURE RENTAL REVENUES

Minimum future rental revenues from operating leases having non-cancelable lease terms in excess of one year at December 31, 1998 are as follows (in thousands):

      1999        $  818
      2000           795
      2001           637
      2002           663
      2003           549
   Thereafter        993
      Total       $4,455

Rental revenue from one tenant was 20 percent, 22 percent and 12 percent of total rental revenues in 1998, 1997 and 1996, respectively. Rental revenue from another tenant was 11 percent, 13 percent and 12 percent of total rental revenues in 1998, 1997 and 1996, respectively.

Rental revenues included percentage and other contingent rentals of approximately $60,000 in 1998 and approximately $33,000 in 1996. There was no percentage or contingent rental revenue in 1997.

Amortization of deferred leasing commissions totaled $47,000, $39,000 and $37,000 for the years ended December 31, 1998, 1997, and 1996, respectively, and are included in operating expense.